IMMEDIATE RELEASE

Evans Bancorp Reports Second Quarter Results

HAMBURG, NY, July 28, 2011 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE Amex: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the second quarter ended June 30, 2011.

HIGHLIGHTS OF THE 2011 SECOND QUARTER

•	Core deposit growth continued in the second quarter with Demand, NOW and Savings deposit products gaining 4.9% (a 19.5% annualized growth rate), or $19.8 million.

•	Core loans (defined as total loans and leases less national direct financing leases) increased 2.6% in the second quarter of 2011, or 10.3% annualized, to $532.5 million.

•	Net income decreased to $1.0 million in the 2011 second quarter from $1.6 million in the second quarter of 2010, mostly due to a $0.7 million increase in the provision for loan and lease losses.

•	Strong capital position with Total Risk-Based Capital ratio of 14.26% at June 30, 2011.

Net income was $1.0 million in the second quarter of 2011, down from net income of $1.6 million in the second quarter of 2010. The decrease in net income reflects a provision for loan and lease losses of $1.0 million in the second quarter of 2011, up $0.7 million from the provision recorded in the second quarter of 2010. The increase in provision is a result of new loan growth and newly identified deterioration in two commercial loans. Return on average equity was 5.90% for the second quarter of 2011, compared with 11.79% in the second quarter of 2010. Net income was $0.24 per diluted share in the 2011 second quarter and reflects a 0.65 million increase in weighted average outstanding shares when compared to the second quarter of 2010 as a result of the Company’s successful registered offering of common stock in May 2010. Net income was $0.47 per diluted share in the prior-year second quarter.

For the six months ended June 30, 2011, Evans recorded net income of $2.8 million, or $0.69 per diluted share, compared with a net income of $3.1 million, or $0.98 per diluted share, in the same period in 2010. The return on average equity was 8.8% for the six-month period ended June 30, 2011, compared with 12.01% in the same period in 2010.

David J. Nasca, President and CEO of Evans Bancorp, stated, “In the face of the prolonged economic downturn and depressed interest rates, the Bank continued to experience improved loan growth and robust deposit acquisition. We have remained focused on our core community banking model, which has led to notable gains across a variety of products. We believe this growth reflects customer confidence in the stability and financial strength of the Evans franchise and demonstrates that our customer-centric approach can gain market share.”

Net Interest Income
Net interest income was $6.3 million for the 2011 second quarter, up 3.1% from the second quarter of 2010 and flat compared with the first quarter of 2011. Growth in net interest-earning assets drove the increase from the second quarter of 2010 and more than offset net interest margin contraction relative to the 2010 second quarter. Core loans, which are defined as total loans and leases less national direct financing leases, were $532.5 million at June 30, 2011, an increase of 10.9% from $480.3 million at
June 30, 2010, and up 2.6% (10.3% annualized) from $519.2 million at March 31, 2011. The growth from the linked first quarter reflects higher commercial loans of $13.7 million, or 3.5%, to $405.3 million.

The national direct financing lease portfolio declined $2.5 million during the second quarter of 2011 to
$10.0 million. The Company ceased commercial lease originations in the second quarter of 2009 and has since been winding down the portfolio and exiting the business line. At June 30, 2011, the national direct financing lease portfolio comprised 1.8% of the Company’s total loans and leases portfolio, down from 2.3% at March 31, 2011 and 4.5% at June 30, 2010.

Average interest bearing deposits at banks increased $8.5 million during the second quarter to
$17.0 million. The higher balance reflected a faster pace of deposit growth relative to loan growth during the 2011 second quarter.

Total deposits at June 30, 2011 were $586.8 million, up slightly from March 31, 2011, and up
$51.2 million, or 9.6%, since June 30, 2010. Growth for the quarter and year-over-year period was attributable to strong core deposit increases across a variety of products, including the Company’s Better Checking product (included in the NOW category) along with its complementary Better Savings product. These products have been successful in garnering new customers, rewarding existing customers for doing more business with the Bank, and ultimately developing deeper customer relationships. Partially offsetting those gains was an $8.5 million decrease, since the end of the linked quarter, in muni-vest deposits, which is the Bank’s primary municipal customer savings account. There is typically seasonal reduction in municipal deposits in the second quarter of the year due to school district utilization of funds for their year-end expenditures. An additional decrease in deposits of $9.7 million during the second quarter occurred in time deposits due to the roll-off of a higher rate promotional CD offer and decreased brokered time deposits.

Commercial deposit gathering is an important part of the Company’s strategic growth. Most of the Company’s $5.4 million increase in demand deposits during the second quarter of 2011 came from commercial customers. The results are due in part to our success in expanding to full relationships with our commercial loan customers.

The Bank’s net interest margin decreased 13 basis points to 3.92% for the second quarter of 2011 compared with 4.05% in the 2011 first quarter and 4.21% in the 2010 second quarter. The drop in net interest margin in the current quarter compared to the first quarter of 2011 was partially a result of higher-than-typical prepayment fees of $0.2 million recorded in the first quarter of 2011 and which did not occur in the second quarter of 2011. The fees, recorded as interest income, were a result of the refinancing or payoffs of several large commercial loans. When adjusted for the prepayments, net interest margin would have compressed by 2 basis points for 2011’s second quarter compared with the first quarter of 2011. When compared with the 2010 second quarter, the largest contributing factor to the compression of net interest margin was declining interest rates. As the low interest rate environment continues, the Company’s loan and investment portfolios continue to re-price into lower yields as evidenced by the
40 basis point decline in yield on interest-earning assets during the second quarter compared with the prior-year period.

Allowance for Loan and Lease Losses and Asset Quality

Provision: The provision for loan and lease losses increased to $1.0 million in the second quarter of 2011 from $0.5 million in the first quarter of 2011 and $0.3 million in the second quarter of 2010. The higher provision in the second quarter of 2011 was largely due to provision recorded for loan growth and for the deterioration in two commercial loans.

Net charge-offs: There were net charge-offs to average total loans and leases of 0.63% in the second quarter of 2011 compared with 0.33% in the first quarter of 2011, and 0.14% in the second quarter of 2010. Most of these charge-offs pertain to impaired assets that had been fully reserved for in prior periods.

Gary A. Kajtoch, Executive Vice President and CFO, noted, “The allowance for loan and lease losses increased to address two problem credits identified in the quarter. We have confidence in the overall quality of our loan portfolio considering its historical charge-off performance and the current level of our allowance for loan and lease losses to total loans and leases.”

The higher provision in the second quarter of 2011 was off-set by higher charge-offs, resulting in a flat ratio for the allowance for loan and lease losses to total loans and leases at 1.97% at June 30, 2011 and March 31, 2011, compared with 1.65% at June 30, 2010.

Non-performing loans and leases: The ratio of non-performing loans and leases to total loans and leases decreased to 2.36% at June 30, 2011, from 2.53% at March 31, 2011, up however from 2.20% at June 30, 2010. During the second quarter of 2011, one commercial real estate loan valued at $0.5 million was moved into non-accrual. This was off-set by a $0.4 million decrease in non-accruing leases and charge-offs of $0.8 million. The total coverage ratio for non-performing loans and leases was 83.48% at June 30, 2011 compared with 77.94% at March 31, 2011.

During the second quarter of 2011, management deemed $0.1 million in direct financing leases as uncollectible compared with $0.6 million in the first quarter of 2011 and $0.6 million in the second quarter of 2010. At the end of the 2011 second quarter, the carrying value of the commercial leases was
$10.0 million, reflecting the principal balance of $10.8 million, net of the remaining mark of $0.8 million.

The FDIC-assisted acquisition of Waterford Village Bank in July of 2009 accounted for $2.7 million, or approximately 25%, of the Company’s $11.0 million in non-performing loans at June 30, 2011. These loans are included in a loss-sharing agreement with the FDIC in which the FDIC bears at least 80% of the losses on these loans. On an adjusted basis, Evans’ coverage ratio for non-performing loans and leases was 110.3% at June 30, 2011 which includes the leasing portfolio mark of $0.8 million while excluding all the FDIC-guaranteed Waterford loans.

Non-Interest Income

Non-interest income, which represented 31.8% of total revenue in the second quarter of 2011, declined 1.8%, or $0.1 million, to $2.9 million when compared with the second quarter of 2010 reflecting lower service charges and insurance agency revenue. Service charges on deposits decreased $64 thousand, or 13.3%, compared with the second quarter 2010, primarily due to amendments to Regulation E pertaining to overdraft fees that became effective in 2010. Insurance agency revenue of $1.6 million was down $28 thousand, or 1.7%, when compared with the 2010 second quarter as the soft insurance market and macro-economic conditions continue to put downward pressure on personal and commercial property and casualty insurance commissions despite our strong retention rates. Compared with the first quarter of 2011, The Evans Agency’s revenue was down $0.5 million, reflecting the typical revenue cycle seasonality.

Non-Interest Expense

Total non-interest expense was $6.8 million in the second quarter of 2011, an increase of $0.2 million, or 3.3%, from $6.5 million in the second quarter of 2010. The largest component of the increase was salaries and employee benefits, which increased $0.2 million, or 5.0%, to $3.9 million in the second quarter of 2011 compared with the prior-year second quarter. This increase reflected merit awards for 2010 performance paid in 2011 and increased staff, including commercial loan officers and other business-generating positions. This was partially off-set by lower amortization expense related to intangible assets acquired in the 2008 purchase of Suchak Data Systems, Inc., which were fully amortized at the end of 2010 and a reduction in FDIC insurance expense due to changes in the premium calculation adopted in the second quarter by the FDIC.

The efficiency ratio, excluding intangible amortization increased to 72.04% for the second quarter of 2011, from 69.72% for the second quarter of 2010, as a result of the increase in non-interest expense and the decrease in non-interest income.

Income tax expense for the quarter ended June 30, 2011 was $0.5 million, representing an effective tax rate of 32.5%, compared with an effective tax rate of 26.56% in the second quarter of 2010. The higher effective tax rate reflects a lower percentage of tax-exempt income in 2011, mainly due to a decrease balance of tax-exempt municipal bonds.

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the federal “well capitalized” standard, including a Tier 1 leverage ratio of 9.8% at June 30, 2011. Book value per share was $16.14 at June 30, 2011, compared with $15.71 at March 31, 2011, and $15.46 at June 30, 2010. Tangible book value per share at June 30, 2011 was $13.95, up 3.5% from March 31, 2011 and up 6.7% from the same period in 2010.

Conclusion

Mr. Nasca concluded, “We believe our intense focus on being a premier community bank for our customers has resulted in strong business growth, and that our continued investments in people, systems and infrastructure will be the impetus that positions the Company for future success. This includes beginning construction on our 14th branch in Williamsville later this year. We expect it will take additional growth in branches to fill out our distribution network in Western New York and we will look to add one to two additional sites over the next 12 to 18 months. Importantly, given the disruption in the Western New York market with the departure of HSBC, we expect we can accelerate organic capture of new deposits and loans from customers looking for stability and service.”

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $703 million in assets, 13 branches and $587 million in deposits at June 30, 2011. Evans Bank is a full-service community bank providing comprehensive financial services to consumer, business and municipal customers throughout Western New York. Evans Bancorp’s wholly-owned insurance subsidiary, The Evans Agency, LLC, provides property and casualty insurance through 14 insurance offices in the Western New York region. Evans Investment Services, Inc., a wholly-owned subsidiary of Evans Bank, provides non-deposit investment products such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their Web sites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
Gary A. Kajtoch Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: gkajtoch@evansbank.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

TABLES FOLLOW

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Unaudited)

(in thousands except shares and per share data)	2011	2011	2010	2010	2010
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter

ASSETS
Investment Securities	97,739	100,868	93,332	99,247	97,174
Loans	532,537	519,180	512,503	485,843	480,333
Leases	9,957	12,449	15,475	18,745	22,673
Allowance for loan and lease losses	(10,667)	(10,482)	(10,424)	(9,099)	(8,305)
Goodwill and intangible assets	9,013	9,139	9,269	9,490	9,711
All other assets	64,253	68,557	51,368	54,654	56,427
Total assets	702,832	699,711	671,523	658,880	658,013

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand deposits	$104,814	$99,444	$98,016	$94,809	$95,908
NOW deposits	44,193	43,457	32,683	30,386	25,674
Regular savings deposits	277,564	263,854	249,410	242,897	239,275
Muni-vest deposits	26,333	34,804	22,000	22,753	27,708
Time deposits	133,863	143,588	142,348	144,441	147,011
Total deposits	586,767	585,147	544,457	535,286	535,576
Borrowings	38,921	38,176	52,226	47,527	49,672
Other liabilities	10,831	12,055	11,776	12,138	9,872
Total stockholders’ equity	66,313	64,333	63,064	63,929	62,893

SHARES AND CAPITAL RATIOS
Common shares outstanding	4,108,103	4,094,147	4,081,960	4,067,044	4,067,044
Book value per share	16.14	15.71	15.45	15.72	15.46
Tangible book value per share	13.95	13.48	13.18	13.39	13.08
Tier 1 leverage ratio	9.80%	9.89%	9.93%	9.99%	10.18%
Tier 1 risk-based capital ratio	13.00%	12.95%	13.05%	13.28%	13.10%
Total risk-based capital ratio	14.26%	14.21%	14.31%	14.54%	14.36%

ASSET QUALITY DATA
Non-performing loans	11,031	11,322	10,996	7,531	8,607
Non-performing leases	1,747	2,127	2,931	2,373	2,445
Total non-performing loans and leases	12,778	13,449	13,927	9,904	11,052
Net loan (recoveries) charge-offs	824	430	82	218	175
Net lease charge-offs	-	-	-	-	-
Total net loan and lease (recoveries) charge-offs	824	430	82	218	175

Non-performing loans/Total loans and leases	2.03%	2.13%	2.08%	1.49%	1.71%
Non-performing leases/Total loans and leases	0.32%	0.40%	0.56%	0.47%	0.49%
Non-performing loans and leases/Total loans and leases	2.36%	2.53%	2.64%	1.96%	2.20%
Net loan charge-offs/Average loans and leases	0.63%	0.33%	0.06%	0.18%	0.14%
Net lease charge-offs/Average loans and leases	0.00%	0.00%	0.00%	0.00%	0.00%
Net loan and lease charge-offs/Average loans and leases	0.63%	0.33%	0.06%	0.18%	0.14%
Allowance to loans and leases	1.97%	1.97%	1.97%	1.80%	1.65%

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Unaudited)

(in thousands except share and per share data)	2011	2011	2010	2010	2010
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter

Interest income	8,015	8,013	7,844	7,992	7,836
Interest expense	1,728	1,716	1,759	1,759	1,737
Net interest income	6,287	6,297	6,085	6,233	6,099
Provision for loan and lease losses	1,009	488	1,407	1,012	309
Net interest income after provision	5,278	5,809	4,678	5,221	5,790

Deposit service charges	416	386	435	471	480
Insurance service and fee revenue	1,601	2,089	1,341	1,775	1,629
Bank-owned life insurance	110	103	109	117	133
Other income	798	883	944	760	737
Total non-interest income	2,925	3,461	2,829	3,123	2,979

Salaries and employee benefits	3,912	3,904	3,778	3,708	3,727
Occupancy	816	777	752	707	710
Repairs and maintenance	155	159	164	148	179
Advertising and public relations	247	130	180	88	257
Professional services	407	402	376	355	388
Technology and communications	220	235	259	265	163
Amortization of intangibles	126	130	221	221	228
FDIC insurance	135	229	268	312	217
Other expenses	744	639	661	645	679
Total non-interest expenses	6,762	6,605	6,659	6,449	6,548

Income before income taxes	1,441	2,665	848	1,895	2,221
Income tax provision	469	790	364	617	590
Net income	$972	$1,875	$484	$1,278	$1,631

PER SHARE DATA
Net income per common share-diluted	$0.24	$0.46	$0.12	$0.31	$0.47
Cash dividends per common share	-	$0.20	-	$0.20	-
Weighted average number of diluted shares	4,106,371	4,096,170	4,079,388	4,068,301	3,460,225

PERFORMANCE RATIOS
Return on average total assets	0.55%	1.10%	0.29%	0.78%	1.02%
Return on average stockholders’ equity	5.90%	11.71%	3.00%	7.93%	11.79%
Efficiency ratio	72.04%	66.36%	72.23%	66.57%	69.72%

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES
(Unaudited)

(in thousands)	2011	2011	2010	2010	2010
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
AVERAGE BALANCES
(dollars in thousands)
Loans and leases, net	$524,178	$518,246	$504,704	$496,037	$492,243
Investment securities	100,639	95,978	96,575	98,606	81,118
Interest bearing deposits at banks	16,952	8,456	7,347	2,189	6,678
Total interest-earning assets	641,769	622,680	608,626	596,832	580,039
Non interest-earning assets	62,517	62,148	60,808	59,403	57,560
Total Assets	704,286	684,828	669,434	656,235	637,599
NOW	44,707	38,469	31,086	26,684	22,388
Regular savings	268,220	256,158	245,511	240,424	233,926
Muni-Vest savings	29,483	24,616	28,906	25,162	35,076
Time deposits	139,727	143,177	142,794	145,202	140,952
Total interest-bearing deposits	482,137	462,420	448,297	437,472	432,342
Other borrowings	39,381	44,846	47,054	46,568	49,707
Total interest-bearing liabilities	521,518	507,266	495,351	484,040	482,049
Demand deposits	105,725	101,798	97,879	96,669	89,550
Other non-interest bearing liabilities	11,144	11,737	11,582	11,099	10,652
Stockholders’ equity	65,899	64,027	64,622	64,427	55,348
Total Liabilities and Equity	704,286	684,828	669,434	656,235	637,599
YIELD/RATE
Loans and leases, net	5.40%	5.52%	5.55%	5.73%	5.73%
Investment securities	3.68%	3.57%	3.47%	3.57%	3.87%
Interest bearing deposits at banks	0.17%	0.19%	0.27%	0.18%	0.18%
Total interest-earning assets	5.00%	5.15%	5.16%	5.36%	5.40%
NOW	1.17%	1.10%	1.13%	1.05%	1.00%
Regular savings	0.69%	0.64%	0.69%	0.70%	0.69%
Muni-Vest savings	0.47%	0.47%	0.48%	0.46%	0.46%
Time deposits	2.38%	2.44%	2.53%	2.55%	2.61%
Total interest-bearing deposits	1.21%	1.23%	1.29%	1.32%	1.31%
Other borrowings	2.71%	2.64%	2.65%	2.71%	2.55%
Total interest-bearing liabilities	1.33%	1.35%	1.42%	1.45%	1.44%
Interest rate spread	3.67%	3.80%	3.74%	3.91%	3.96%
Contribution of interest-free funds	0.25%	0.25%	0.26%	0.27%	0.25%
Net interest margin	3.92%	4.05%	4.00%	4.18%	4.21%